

KAWS (b. 1974)

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After reviewing nearly 140 other examples, we privately secured the Painting after it had been held in the same private collection since it was originally exhibited and sold by Honor Fraser Gallery as a part of their 2011 exhibition, "KAWS Hold the Line".

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Initial Offering Price

$666,000

Offering Circular

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Similar Sales | Record Price | Repeat Sales



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Price Appreciation of Similar Works

14.6%

Sharpe Ratio (2010-2021)	watch video
KAWS	▲1.27
All Art	0.77
S&P 500	1.20

SOLD OUT

WHY WE LIKE THIS PAINTING


MASTERWORKS
02:45

- Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.
- Our acquisitions team has reviewed almost 140 examples of work by KAWS from around the world, some of which are priced in excess of $1 million. Of these 140 works, this is the ninth one we have selected to be offered on the Masterworks platform.
- The Painting is a characteristic, large-scale example that exemplifies KAWS' ongoing adaptation of the visual icons in American animation and Pop culture.
- The featured character, KAWSBob's enlarged eyes and abstracted form appears buoyed behind a colorful, dynamic composition of unmoored planks and bricks that fill the frame and visually appear to jut outward, extending beyond the compositional edges and into the viewer's space.
- Measuring at approximately eight feet in diameter, the Painting is among KAWS' larger, more immersive formats.
- As of January 19, 2023, tondos comparable in size to the Painting have sold for nearly as much as $800,000 at auction, including: *UNTITLED* (2013), which sold for $417,326 at Phillips, in June 2022, *THE GREAT BELOW* (2011), which sold for $529,200 at Phillips, in 2021, and *GOTTA EAT* (2011), which sold for $796,493 at Sotheby's in February 2020.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales
$26,868,303

2021 Number of Lots Sold
1,083

KAWS

b. 1974, UNITED STATES



$666,000

INITIAL OFFERING

14.6%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

92.2%

ANNUAL APPRECIATION OF RECORD PRICES[4]

Acrylic on canvas | 96 × 96 in. (244 × 244 cm.)

Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.

The Painting is a characteristic, large-scale example that exemplifies KAWS' ongoing adaptation of the visual icons in American animation and Pop culture. Executed in 2011, the Painting is an example of the artist's ongoing tondo series. Deriving from the Italian "rotondo" or "round," and a typical format employed by Renaissance painters, the circular-shaped canvas emphasizes the subject and contains it within the frame. KAWS subverts this art historical tradition by depicting a close-cropped abstracted image of his recurring subject KAWSBob – his unique interpretation of the popular animated character SpongeBob SquarePants. KAWSBob's enlarged eyes and abstracted form appears buoyed behind a colorful, dynamic composition of unmoored planks and bricks that fill the frame and visually appear to jut outward, extending beyond the compositional edges and into the viewer's space. The character's bulging eyes bear KAWS' trademark 'X' symbols, which introduces a psychologically ambivalent element to the traditionally cheerful characters. With its simplified detail, crisp lines and saturated colors, the Painting appears precise and evenly rendered, as if lifted directly from a television screen or comic strip. By removing all discernable traces of the artist's hand, KAWS dissolves the traditional distinction between fine art and mass media, thus creating a universal and accessible work reminiscent of influential Pop artists like Andy Warhol and Roy Lichtenstein. Measuring at approximately eight feet in diameter, the Painting is among KAWS' larger, more immersive formats. As of January 21, 2023, tondos comparable in size to the Painting have sold in excess of $500,000 at auction. These include: *UNTITLED* (2013), which sold for HKD 3,276,000 ($417,326) at Phillips, Hong Kong, on June 22, 2022, *THE GREAT BELOW* (2011), which sold for $529,200 at Phillips, New York, on September 21, 2021, and *GOTTA EAT* (2011), which sold for £615,000 ($796,493) at Sotheby's, London, on February 11, 2020. The Painting's subject, format, and composition make it a commercial and desirable work by KAWS.

KAWS follows a tradition inherited from the first generation of New York street artists, whose inimitable style helped them transition from street art to auction mainstays and household names, including Jean-Michel Basquiat and Keith Haring. In the last three years, the art market has caught up with popular culture and the demand for KAWS' work has grown on a global scale. From 2008 to 2019, the artist was represented by Perrotin gallery, who mounted nine solo exhibitions across their international locations, and he is currently represented by Skarstedt gallery. The artist has also been the subject of several international exhibitions, including "OriginalFake," which took place in 2003 at the BAPE Gallery in Tokyo, "KAWS: DOWN TIME" at the High Museum of Art in Atlanta, GA and the 2020 collaboration with Acute Art titled "EXPANDED HOLIDAY," a two week long exhibition of virtual reality artworks which took place simultaneously in twelve major cities across the world. A retrospective of the artist's work was mounted at the National Gallery of Victoria in Melbourne, Australia in 2019 through 2020. In 2021, the Brooklyn Museum opened "KAWS: WHAT PARTY," a comprehensive survey show, featuring over 100 works and several new pieces. From January through February 2022, the Serpentine North Gallery in London mounted an exhibition of the artist's work, titled "KAWS: NEW FICTION," which marked KAWS' first major solo show in London. As of January 21, 2023, the top auction records for KAWS are led by *The Kaws Album* (2005), which sold for HKD 115,966,000 ($14,772,676) at Sotheby's, Hong Kong on April 1, 2019, followed by *Untitled (Kimpsons)* (2004), which sold for HKD 49,000,000 ($7,378,854) at Sotheby's, Hong Kong on October 6, 2019, and *The Walk Home* (2012), which sold for $5,955,000 at Phillips, New York on May 16, 2019.

AS OF JANUARY 21, 2023, THE TOP AUCTION RECORDS FOR KAWS ARE LED BY *THE KAWS ALBUM* (2005), WHICH SOLD FOR $14,772,676 AT SOTHEBY'S HONG KONG ON APRIL 1, 2019, FOLLOWED BY *UNTITLED (KIMPSONS)* (2004), WHICH SOLD FOR $7,378,854 AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2019, AND *THE WALK HOME* (2012), WHICH SOLD FOR $5,955,000 AT PHILLIPS NEW YORK ON MAY 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$0.8M
$0.6M
$0.4M
$0.2M
2015
2016
2017
2018
2019
2020
2021
2022

Brooklyn-based artist Brian Donnelly, better known by the pseudonym KAWS, was born in 1974 in Jersey City, New Jersey. In elementary school, he became interested in graffiti and took to copying imagery on paper, soon adopting the name 'KAWS' as his moniker. In the early 1990s, Donnelly moved to New York City and developed his now iconic Graffiti style. Around this time, KAWS began to modify stolen advertisements on the city's phone booths and bus shelters, replacing the faces of fashion models with his signature characters. This takeover of the city's advertising infrastructure brought him fame beyond the countercultural world of graffiti. KAWS received a BFA from the School of Visual Arts (SVA), and after his graduation in 1996, began to work as a freelance artist for Disney, where he created animated background imagery for film and television. In 1999, the artist's first solo exhibition was held at Colette in Paris. One of the early iterations of Donnelly's recurring characters is the Companion, an altered version of the Mickey Mouse character, which was first produced in 1999 as a limited edition toy made in collaboration with Japanese streetwear brand Bounty Hunter.





KAWS



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by KAWS with the following criteria: canvas paintings executed in a tondo format that measure 70 inches by 70 inches and larger, and excluding depictions of "Snoopy" and/or other "Peanuts" characters, and monochromatic depictions of KAWSBob. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.6% CAGR implied from selected sales occurring from February 9, 2016 to June 22, 2022.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by KAWS have a record price compound annual growth rate ("CAGR") of 92.2% from Match 14, 2009 to September 30, 2022. This calculation is based on (i) a record price of $1,815 on March 14, 2009, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $12,738,800, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.